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Exhibit 99.2

CONSENT OF NOMINEE FOR DIRECTOR

        I hereby consent to serve as a director of Comstock Homebuilding Companies, Inc. and/or one or more successor or affiliated entities (collectively, the "Company") if elected as such, and to be named as a nominee for director of the Company in any (i) registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus contained therein and (ii) annual or periodic reports, proxy statements for annual meetings of the stockholders of the Company, or other documents filed by the Company under the Securities Exchange Act of 1934, as amended, including all amendments and post-effective amendments or supplements thereto.

/s/ Socrates Verses Name: Socrates Verses Date: April 14, 2005

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CONSENT OF NOMINEE FOR DIRECTOR